Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

The Board of Directors
PhotoMedex, Inc. and Subsidiaries:

We consent to the incorporation by reference in this registration statement of PhotoMedex, Inc. on Form S-8 of our report dated March 10, 2005, with respect to the consolidated balance sheets of PhotoMedex, Inc. and Subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which report appears in the December 31, 2004 Annual Report on Form 10-K of PhotoMedex, Inc.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
April 12, 2005